Exhibit 99.1

Allegheny Technologies Names Gary Vroman, Executive Vice President, High Performance Forgings and Castings

PITTSBURGH--(BUSINESS WIRE)--June 10, 2011--Allegheny Technologies Incorporated (NYSE:ATI) announced that Gary J. Vroman, 51, has been named Executive Vice President, High Performance Forgings and Castings and President, ATI Ladish. He reports to Richard J. Harshman, ATI’s Chairman, President and Chief Executive Officer.

Gary Vroman was president and chief executive officer of Ladish prior to ATI’s acquisition of Ladish Co., Inc., which was completed on May 9, 2011. Mr. Vroman has been with Ladish for 29 years.

ATI Ladish is an operating company of ATI’s High Performance Metals segment.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues, including Ladish, of approximately $4.8 billion for the last twelve months. ATI has approximately 11,000 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, niobium, tungsten materials, forgings, castings, and fabrication and machining capabilities. The Allegheny Technologies website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004